Exhibit 99.1

AUC Acquisition Holdings, LLC

and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017

AUC Acquisition Holdings, LLC and Subsidiaries

Table of Contents

December 31, 2017

INDEPENDENT AUDITORS’  REPORT

To the Members

AUC Acquisition Holdings, LLC

Houston, Texas

We have audited the accompanying consolidated financial statements of AUC Acquisition Holdings, LLC and subsidiaries (collectively, the “Company”), which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations,  changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AUC Acquisition Holdings, LLC and subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Carr, Riggs & Ingram, LLC

Houston, Texas

May 3, 2018, except for Note 2

which is as of January 4, 2019

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AUC Acquisition Holdings, LLC and Subsidiaries

Consolidated Balance Sheet

December 31,	2017

Assets

Current assets
Cash and cash equivalents	$383,587
Restricted cash held in escrow	100,000
Rentals and contracts receivable	1,963,645
Current portion of financing receivables	1,059,593
Costs and estimated earnings in excess of billings on uncompleted contracts	1,472,273
Inventory	449,835
Prepaid federal income tax	397,692
Prepaid and other assets	194,154
Due from prior owner	147,695

Total current assets	6,168,474

Property and equipment, net	26,327,381

Other assets
Financing receivables, net of current portion	2,011,358
Costs and estimated earnings in excess of billings on uncompleted contracts	1,440,477
Intangible lease contracts, net of accumulated amortization of $2,462,341	6,457,838
Service backlog, net of accumulated amortization of $1,179,620	112,855
Goodwill	36,426,362

Total other assets	46,448,890

Total assets	$78,944,745

The accompanying notes are an integral part of these consolidated financial statements.

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AUC Acquisition, Holdings LLC and Subsidiaries

Consolidated Balance Sheet (Continued)

December 31,	2017

Liabilities and members' equity

Current liabilities
Accounts payable and accrued expenses	$2,175,686
Retainage payable	27,181
Advance rent payments	479,257
Income tax payable	42,375
Billings in excess of costs and estimated earnings on uncompleted contracts	378,652
Acquisition escrow payable	100,000
Other note payable	62,856
Current maturities of notes payable to bank	2,461,263

Total current liabilities	5,727,270

Long-term liabilities
Notes payable to bank, net of current maturities	19,542,582
Subordinated debt	15,000,000
Lease deposits	1,382,665
Deferred income tax liability	2,504,731

Total long-term liabilities	38,429,978

Total liabilities	44,157,248

Commitments and contingencies

Members' equity	34,787,497

Total liabilities and members' equity	$78,944,745

The accompanying notes are an integral part of these consolidated financial statements.

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AUC Acquisition Holdings, LLC and Subsidiaries

Consolidated Statement of Operations

For the year ended December 31,	2017

Revenue
Services and contracts	$10,429,892
Rental	9,217,713
Interest on financed projects	238,249

Total revenue	19,885,854

Cost of revenue
Services and contract	7,978,979
Rental	3,266,201

Total cost of revenue	11,245,180

Gross profit	8,640,674

General and administrative expenses	(2,181,799)
Gain on sale of rental plant equipment	534,336

Income from operations	6,993,211

Other expenses
Amortization	(1,153,522)
Interest expense	(2,738,570)

Total other expenses	(3,892,092)

Income before income tax benefit	3,101,119

Income tax benefit	285,743

Net income	$3,386,862

The accompanying notes are an integral part of these consolidated financial statements.

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AUC Acquisition Holdings, LLC and Subsidiaries

Consolidated Statement of Changes in

Members’ Equity

For the year ended December 31, 2017
	Common	Preferred	Retained
	Units	Units	Earnings	Total
Balance, December 31, 2016	$3,098	$30,996,902	$400,635	$31,400,635

Net income	-	-	3,386,862	3,386,862

Balance, December 31, 2017	$3,098	$30,996,902	$3,787,497	$34,787,497

The accompanying notes are an integral part of these consolidated financial statements.

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AUC Acquisition Holdings, LLC and Subsidiaries

Consolidated Statement of Cash Flows

For the year ended December 31,	2017

Operating activities
Net income	$3,386,862
Adjustments to reconcile net income to net cash provided by operating activities
Deferred tax benefit	(357,237)
Depreciation	3,112,754
Amortization	1,153,522
Deferred loan costs amortized to interest expense	63,379
Gain on sale of rental plant equipment	(534,336)
Construction revenues funded through financing receivables	(289,776)
Change in operating assets and liabilities
Rentals and contracts receivable	455,157
Costs and estimated earnings in excess of billings on uncompleted contracts	(2,249,979)
Inventory	(183,365)
Prepaid federal income tax	403,885
Prepaid and other assets	(62,115)
Accounts payable and accrued expenses	757,903
Retainage payable	(45,283)
Advance rent payments	76,619
Income tax payable	7,000
Billings in excess of costs and estimated earnings on uncompleted contracts	(97,361)
Lease deposits	287,903

Net cash provided by operating activities	5,885,532

Investing activities
Purchases of property and equipment	(5,772,168)
Proceeds from the sale of property and equipment	1,287,898
Payments received on financing receivables	957,744
Cash paid from escrow	(250,000)

Net cash used in investing activities	(3,776,526)

The accompanying notes are an integral part of these consolidated financial statements.

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AUC Acquisition Holdings, LLC and Subsidiaries

Consolidated Statement of Cash Flows (Continued)

For the year ended December 31,	2017

Financing activities
Repayments on subordinated debt	$(293,643)
Repayments on notes payable to bank	(2,200,000)
Payment of deferred loan costs	(12,225)

Net cash used in financing activities	(2,505,868)

Net decrease in cash and cash equivalents	(396,862)

Cash and cash equivalents and restricted cash, beginning of year	880,449

Cash and cash equivalents and restricted cash, end of year	$483,587

Components of total cash for the periods presented in the consolidated statement of cash flows are as follows:
Cash and cash equivalents	$383,587
Restricted cash	100,000
$483,587

Supplemental cash flow information

Cash paid for interest	$2,681,133

Cash refund for income taxes (net of taxes paid of $65,000)	$(338,885)

Supplemental disclosure of noncash operating, investing and financing activities

Property and equipment financed with debt	$1,861,856

Net transfer of assets between inventory and property and equipment	$(59,480)

Transfer of costs and estimated earnings in excess of billings on uncompleted contracts to financing receivables	$525,468

The accompanying notes are an integral part of these consolidated financial statements.

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1: ORGANIZATION

AUC Acquisition Holdings, LLC (individually, “AUC Acquisition”,  and collectively with its subsidiaries, the “Company”) was incorporated in the state of Delaware on September 14, 2015.  AUC Acquisition wholly owns  AUC Holdings Corp.  (“AUC Holdings”).  AUC Holdings wholly owns (i) the limited partnership interests in AUC Group, L.P. (“AUC LP”), a Texas limited partnership, (ii) AUC Management, L.L.C. (“AUC LLC”), a Texas limited liability company and the general partner of AUC LP, and (iii) Carl R. Baker, Inc., dba Gaylord Investment Company and Gaylord Environmental (“Gaylord”), a Texas corporation.  The Company designs,  fabricates and installs wastewater treatment plants which may be sold to customers for cash or pursuant to financing arrangements. The Company also leases owned plants to customers for a contractual term and provides contract services for general site development and installation of the wastewater treatment plants.  The Company’s customers are municipal utility districts, government units or developers.

The Company is managed by a Board of Managers selected in accordance with the AUC Acquisition LLC Agreement (the “LLC Agreement”) and members are generally unable to bind the Company.  Except as may be required by law or expressly provided in the LLC Agreement, no member shall be personally liable for the liabilities or debts of the Company or be required to lend or contribute funds to the Company.  The Company shall continue in existence in perpetuity.

NOTE 2: RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

As more fully described in Note 17, in November 2018, all of the issued and outstanding membership interests of AUC Acquisition were acquired by an entity subject to periodic reporting with the Securities and Exchange Commission (the “SEC”).  As a result, the Company’s consolidated financial statements are being reissued to reflect certain conforming changes to allow the consolidated financial statements to be filed as part of the acquiring company’s Form 8-K with the SEC.  These changes are a result of differences in the reporting guidance applied to a “publicly held company” rather than a “privately owned company” under accounting principles generally accepted in the United States of America (GAAP).  The most notable conforming change is a reversal of the Company’s election under the Private Company Council alternatives to amortize goodwill which is not permitted for SEC reporting.  Additionally, the adoption of certain standards under GAAP are accelerated for “publicly held companies” from the adoption date required by “privately owned companies”.  In this regard and as further discussed in Note 3, these consolidated financial statements reflect the adoption of new standards governing the presentation of restricted cash within the consolidated statement of cash flows and the manner in which deferred income taxes are classified in the consolidated balance sheet.   As further discussed in Note 3, the Company has not adopted the provisions of ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

The effects of the restatement from the conforming change which eliminated amortization of goodwill, was to increase goodwill and members’ equity by $8,043,308 and $4,400,563 as of December 31, 2017 and 2016, respectively, and to reduce amortization expense and increase net income by $3,642,745 for the year ended December 31, 2017.  The remaining conforming changes had no effect on net income or members’ equity as of and for the year ended December 31, 2017 other than the manner in which certain items are presented in the accompanying consolidated financial statements or related disclosures.

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Additionally, Notes 9 and 17  were modified to reflect additional disclosures regarding subsequent events effecting the December 31, 2017 consolidated financial statements.

NOTE 3:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the consolidated financial statements.  The consolidated financial statements and notes are the representations of management, who is responsible for their integrity and objectivity.  The accounting policies reflect industry practices, which conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

Basis of Accounting and Presentation

The consolidated financial statements include the accounts of AUC Holdings and its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.  The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash on hand, cash in banks and all highly liquid investments with original maturities of three months or less at time of purchase. Restricted cash consists of escrow amounts required by a contractual agreement set aside for the payment of amounts due to prior owners.

Revenue and Cost Recognition

The Company recognizes services and contract revenue using the percentage of completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts.  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. General and administrative costs are charged to expense as incurred, including advertising costs.  Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. Revisions in cost and revenue estimates are reflected in the accounting period in which facts that require the revision become known.  If estimated total cost on a contract exceeds estimated total revenue on that contract, the Company recognizes the loss currently.

The length of the Company’s contracts varies but are typically less than one year.  Therefore, assets and liabilities are generally classified as current because the contract related items in the consolidated balance sheet have realization and liquidation periods not extending beyond one year, except as described in Notes 4 and 5.  The asset, “Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts,” represents revenue recognized in excess of amounts billed. The liability, “Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts” represents billings in excess of revenue recognized.

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company recognizes rental revenue from leasing activities on a straight-line basis over the respective lease terms.  Rents received in advance of the lease period are recorded as advance rent payments.  Deposits received under leasing arrangements are reflected as a lease deposit liability in the accompanying consolidated financial statements.

In certain circumstances, lease payments due from customers include components for the financing of Company services and the lease rental of the plant equipment.  In all such cases, the services are completed prior to the rent commencement of the lease.  Revenue from the services is recognized following the percentage of completion method or upon completion if minimal time is required to complete the project. The revenue from the two components is allocated between the service component and the lease rental based on management’s estimate of the relative values of such activities at the inception of the contract.  Cancellation or termination provisions are delineated in normal contract provisions and do not differ from those where services and leasing activities are separately contracted.

Interest from financing receivables is recognized by the interest method using a constant periodic rate over the financing period.  Accrual of interest income is suspended if credit quality indicators suggest full collection of principal and interest is doubtful.

Allowance for Doubtful Accounts

The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance when collection becomes doubtful.  Allowances are made based upon a specific review of all outstanding invoices. Any receivables determined to be uncollectible are charged against the allowance. As of December 31, 2017,  no allowance was considered necessary for rentals,  contracts and financing receivables.  For the year ended December 31, 2017, the Company incurred no bad debt expense.

Credit Quality of Financing Receivables

All financing receivables are principally with municipal utility districts and are current with respect to payments.  Financing receivables are considered past due if payment is not made within 30 days of the date due.  Receivables are considered nonperforming and are moved to nonaccrual status once it is likely that the Company will not collect all of the principal and interest contractually required by the financing agreement. None of the financing receivables are on nonaccrual status at December 31, 2017.

The Company monitors the credit quality of its financing receivables by monitoring the payment history of each debtor or through direct communication with the respective municipal utility district’s attorney regarding when payment will be expected.

Inventory

Inventory consists principally of products used to fabricate wastewater treatment plants.  Inventory is stated at the lower of actual cost based on the specific identification method or net realizable value.

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are stated at acquisition cost. The Company provides for depreciation utilizing the straight-line method over estimated useful lives ranging from three to ten years.  Expenditures for additions, major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged against income as incurred.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income from operations.

Property and equipment are reviewed for impairment whenever events or circumstances indicate the recorded cost may not be recoverable.  Management believes no impairment has occurred with respect to property and equipment at December 31, 2017.

Goodwill and Intangible Assets

Goodwill represents the excess of the fair value of consideration transferred to acquire an entity over the fair value of the identifiable net assets acquired.  The Company amortizes goodwill on a straight-line basis over a 10 year life and evaluates goodwill for impairment at the entity level when a triggering event occurs.  During the year ended December 31, 2017,  the Company did not identify any triggering events that would require impairment testing.

The Company’s identifiable intangible assets consist of lease contracts and service backlog. Identifiable intangible assets with defined lives are amortized over their useful lives, with no residual value.  The Company has no identifiable intangible assets with indefinite lives.

Management of the Company reviews intangible assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. There was no impairment for the year ended December 31, 2017.

Deferred Loan Costs

Deferred loan costs and related amortization expense are included in the consolidated statement of operations. The unamortized costs are a direct deduction from the face amount of the debt. Deferred loan cost amortization is included with interest expense in the consolidated statement of operations.

Deferred loan costs are amortized to interest expense using the effective interest method. Amortization of deferred financing costs totaled $63,379 the year ended December 31, 2017.  Annual amortization is expected to approximate $64,000 for each of the next three years and $32,000 in 2021.

Fair Value Considerations

The Company uses fair value to measure financial assets and liabilities and nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually).  Fair value is defined as the price that would be received to sell an asset or paid to transfer a

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

liability in an orderly transaction between market participants.  The fair value hierarchy established and prioritized fair value measurements into three levels based on the nature of the inputs.  The hierarchy gives the highest priority to inputs based on market data from independent sources (observable inputs-Level 1) and the lowest priority to a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (unobservable inputs-Level 3).

The fair value option allows entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value that are not otherwise required to be measured at fair value.  If an entity elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings.  The Company did not elect the fair value option for the measurement of any eligible assets or liabilities.

The Company’s financial instruments (primarily cash and cash equivalents, receivables, payables and debt) are carried in the accompanying consolidated balance sheet at amounts which reasonably approximate fair value.

Income Taxes

AUC Acquisition is a limited liability company recognized as a partnership for income tax purpose. Accordingly, federal income taxes on taxable income of AUC Acquisition is payable by the members individually and no provision for federal income taxes is included in the accompanying consolidated financial statements.

AUC Holdings, AUC LP and Gaylord are considered “C” Corporations and use the liability method of accounting for income taxes.  Deferred income taxes are recognized based on the differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.  The provision for income tax represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

AUC Holdings, AUC LP and Gaylord are subject to Texas franchise tax, commonly referred to as the Texas margin tax, for the year ended December 31, 2017.  Accordingly, a provision and liability for state income tax has been included in the accompanying consolidated financial statements.

Amounts due from prior owner as of December 31, 2017, represent the estimated amount of federal and state income taxes payable by AUC Holdings for periods prior to its acquisition by AUC Acquisition on October 16, 2015.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties.  Accordingly, only those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities are recognized.  The Company‘s management has reviewed the Company’s tax positions and determined there were no significant outstanding or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its consolidated financial statements. The Company’s evaluation was performed with respect to itself

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

and the predecessor tax activities of AUC Holdings, as applicable, for the tax periods ended December 31, 2013 through December 31, 2017 for U.S. Federal and applicable states, the tax periods which principally remain subject to examination by major tax jurisdictions as of December 31, 2017.  Any liability associated with tax uncertainties of AUC Holdings prior to the acquisition by AUC Acquisition are subject to indemnification by the prior owners.

Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Adoption of New Accounting Pronouncements

In November 2016, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance that requires inclusion of cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. The Company adopted this guidance on January 1, 2017. The Company now presents the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows and no longer presents transfers between cash and cash equivalents and restricted cash and restricted cash investments in the statement of cash flows. Cash, cash equivalents and restricted cash stated in the consolidated statement of cash flows represent the addition of cash and cash equivalents and restricted cash classified as current and non-current line items in the consolidated balance sheet. The adoption did not have any impact on the consolidated balance sheet or statement of operations.

In November 2015, the FASB issued authoritative guidance that requires presentation of deferred income tax liabilities and assets as noncurrent in a classified statement of financial position. The Company adopted this guidance on January 1, 2017. Accordingly, all deferred income taxes are presented in the accompanying consolidated balance sheet as long‐term assets or liabilities.  This change in accounting principle had the effect of reclassifying $23,700 from current deferred income tax liability to long-term deferred income tax liability as of December 31, 2017.  The adoption did not have any impact on the consolidated statement of operations or cash flows.

Recent Financial Accounting Pronouncements

FASB issued ASU 2016‐02, Leases (Topic 842), the new standard on lease accounting. Under the new ASU, lessees will recognize lease assets and liabilities on their balance sheet for all leases with terms of more than 12 months. The new lessee accounting model retains two types of leases and is consistent with the lessee accounting model under existing accounting principles generally accepted in the United States of America. One type of lease (finance leases) will be accounted for in substantially the same manner as capital leases are accounted for today. The other type of lease (operating leases) will be accounted for (both in the income statement and statement of cash flows) in a manner consistent with today’s operating leases. Lessor accounting under the new standard is fundamentally consistent with existing U.S. GAAP.

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Lessees and lessors would be required to provide additional qualitative and quantitative disclosures to help financial statement users assess the amount, timing and uncertainty of cash flows arising from leases. These disclosures are intended to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an organization’s leasing activities.

For non‐public entities, the final leases standard will be effective for fiscal years beginning after December 15, 2019, and interim periods thereafter. Early application is permitted. Management has not early adopted, nor evaluated the impact on future accounting periods.

FASB issued ASU 2014‐09, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued updated guidance with ASU 2015‐14 and deferred the effective date of ASU 2014‐09 by one year. The guidance in ASU 2014‐09 is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods.

In March 2016, the FASB issued an ASU that further clarifies guidance under ASU 2014‐09 with respect to principal versus agent considerations in revenue from contracts with customers. In the second quarter of 2016, the FASB issued two ASUs that provide additional guidance when identifying performance obligations and licenses as well as allowing for certain narrow scope improvements and practical expedients. In May 2017, the FASB issued an ASU that provides guidance on the identification of the customer in a service concession arrangement. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective).

The Company plans to adopt this new guidance on a full retrospective basis on January 1, 2019 applying the guidance to all contracts that were not completed as of January 1, 2019. Results for periods beginning after January 1, 2019 will be adjusted to conform to the adopted guidance while periods prior to January 1, 2019 will continue to be reported under the accounting standards in effect for the prior periods.

NOTE 4:  RENTALS AND CONTRACTS RECEIVABLE

Rentals and contracts receivable as of December 31, 2017 consist of the following:

December 31,	2017
Rentals receivable	$283,274
Billed:
Contracts receivable	1,187,318
Retainage receivable	493,053

$1,963,645

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Future minimum rental income to be received under noncancellable operating leases are as follows:

Years ending December 31,

2018	$6,363,886
2019	5,322,760
2020	4,089,503
2021	2,608,368
2022	739,946

$19,124,463

Future minimum rental and contracts receivable include projects where an expected commencement date can be estimated, but exclude those with a currently indeterminate commencement date.  Substantially all leases have automatic renewal provisions subject to lessee cancellation prior to the end of the current lease term.

Credit risk associated with outstanding receivables is measured on an individual contract basis.  To reduce the potential for risk concentration, the Company, to the extent possible, ascertains that funds have been escrowed and are available for payment before entering into an agreement.  In the event of nonpayment or dispute, the Company has contractual rights and remedies available to collect amounts due.  Furthermore, a mechanics lien can be filed against the property in most cases on a basis consistent with industry practice and state law.

NOTE 5:  FINANCING RECEIVABLES

The Company finances the sale of wastewater treatment facilities to various customers and, in certain situations, installation fees, under agreements with monthly payments at an implicit interest rate due to the Company. The financing receivables have varying effective interest rates ranging from 6.5% to 10% and terms ranging from four to five years. In the event of nonperformance, the Company has the right to remove and retain ownership of the wastewater treatment facilities.

NOTE 6: UNCOMPLETED CONTRACTS

Information on uncompleted contracts is summarized as follows:

December 31,	2017
Costs incurred on uncompleted contracts	$5,208,340
Estimated earnings	1,949,715
7,158,055
Less: billings to date	4,623,957

$2,534,098

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

These items are included in the accompanying consolidated balance sheet as follows:

December 31,	2017
Costs and estimated earnings in excess of billings on uncompleted contracts	$2,912,750
Billings in excess of costs and estimated earnings on uncompleted contracts	(378,652)

$2,534,098

Certain uncompleted contracts are expected to be realized through long term financing receivables or otherwise billed and collected after one year.  Cost and estimated earning in excess of billings classified as a long term asset is $1,440,477 as of December 31, 2017.

NOTE 7: PROPERTY AND EQUIPMENT

The major asset categories together with their related estimated useful life and cost are as follows:

December 31,		2017
	Life (Years)
Rental plant equipment	10	$31,386,169
Construction equipment	3 to 5	204,523
Storage building	5	38,682
Vehicles	5	513,759
Furniture and fixtures	7	77,111
Computer equipment and software	3	91,068
Leasehold improvement	5	21,031
		32,332,343
Accumulated depreciation		(6,004,962)

		$26,327,381

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8: INTANGIBLE ASSETS

Intangible assets together with their estimated useful life are as follows:

December 31,		2017
	Life (Years)
Lease contracts	8	$8,920,179
Less: accumulated amortization		(2,462,341)
		6,457,838

Service backlog	2	1,292,475
Less: accumulated amortization		(1,179,620)
		112,855

Intangible assets, net		$6,570,693

Amortization of intangible assets for the year ended December 31, 2017 totaled $1,153,522.  The weighted average remaining lives of intangible assets is approximately 6.1 years.  Estimated future amortization expense for the years ending subsequent to December 31, 2017 is expected to approximate $1,228,000 for the year ending December 31, 2018,  $1,115,000 for each of the remaining years through December 31, 2022 and $882,000 for the year ending December 31, 2023.

NOTE 9: DEBT

Bank Loan Agreement

AUC Holdings has various loan agreements with a financial institution (the “Loan Agreement”) that provides for a $22 million term loan, a $5 million guidance line of credit and a $1 million revolving line of credit, as of December 31, 2017.  As a result of an amendment in November 2017, borrowings under the initial guidance line of credit ceased and were converted to a term note (the “Guidance Term Note”) and a new $5 million guidance line of credit was provided.

The $22 million term loan is repayable in monthly installments of principal of $183,333 plus interest with the balance due at final maturity in November 2021.  Amounts borrowed under this agreement bear interest rate of 1-month LIBOR plus 2.75% to 3.25%, depending upon the company’s leverage ratio, as defined by the Loan Agreement (3.86% at December 31, 2017).  The balance due under the term loan totals $19,616,667 as of December 31, 2017.

The Guidance Term Note is repayable in fixed monthly payments of principal and interest based on a 120-month amortization period through maturity in November 2021.  Interest is payable at a fixed annual rate of 4.25% (4.25% at December 31, 2017). As of December 31, 2017, $2,612,633 was due under the Guidance Term Note.

The new $5 million guidance line of credit is used to finance the acquisition or construction of wastewater treatment plants and draws are available from February 2018 to February 2019.  Any borrowings under the guidance line of

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

credit bear interest only payments due monthly through March 2019.  Thereafter, principal and interest is due in monthly payments based on a 120-month amortization period through maturity in February 2023, at which time any remaining balance is due  This guidance line of credit accrues interest at a rate equal to the 1-month LIBOR plus 2.75% (3.86% at December 31, 2017). No amounts were borrowed under the guidance line of credit as of December 31, 2017.

In 2017, the Company amended the revolving line of credit to extend its maturity to November 2018. The amount available to the Company under this revolving line of credit is for working capital and in support of letters of credit up to a maximum of $1 million.  Interest only on amounts outstanding is payable monthly through final maturity, at which time all amounts are due.  The interest accrues at the rate of 1-month LIBOR plus 2.75% (3.86% at December 31, 2017).  No amounts were borrowed under the revolving line of credit as of December 31, 2017.

All obligations under the Loan Agreement are secured by a first priority lien on substantially all assets of the Company and by guarantees by AUC Acquisition, AUC LP, AUC LLC and Gaylord.

Debt under the Loan Agreement is summarized as follows:

December 31,	2017

Term loan	$19,616,667
Guidance term note	2,612,633
22,229,300
Less: Unamortized deferred loan costs	(225,455)
22,003,845
Less: Current portion	(2,461,263)

Notes payable to bank, net of current portion	$19,542,582

Future maturities of the term and guidance term notes are as follows:

Years ending December 31,	2017

2018	$2,461,263
2019	2,461,263
2020	2,461,263
2021	14,845,511
2022	-

$22,229,300

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Subordinated Loan Agreement

The Company also maintains a $15 million senior subordinated loan from a member.  This loan is subordinate to amounts borrowed pursuant to the Loan Agreement.  Interest is payable monthly through maturity in April 2021, at which time all amounts are due. Interest accrues at a per annum rate equal to 12%, however, on the date of each scheduled payment of interest in respect of the subordinated loan, the borrowers shall only be required to pay in cash an amount of interest equal to 10% per annum and the remaining 2%, if not paid, shall accrue on unpaid principal balance and payment shall be deferred until maturity date.  The balance due under the subordinated loan totaled $15,000,000 as of December 31, 2017.  Interest on the subordinated note for the year ended December 31, 2017 approximated $1.8 million. The subordinated loan is secured by a second priority lien on substantially all assets of the Company and guarantees by AUC Acquisition, AUC Holdings, AUC LP, AUC LLC and Gaylord.

Pursuant to the Loan Agreement, the Company was required to refinance the subordinated loan during 2018 or otherwise extend the term of the subordinated loan.  These actions did not occur by the specified due date representing a default under the Loan Agreement; however, the bank waived this violation.  The Company and the bank entered into an amendment to the Loan Agreement on May 3, 2018 that provides a term loan for $15 million to refinance the subordinated debt.  The new term loan is payable in monthly principal installments ranging from $125,000 to $250,000 through maturity in May 2023.  Amounts borrowed under this agreement bear interest at a rate equal to the 1-month LIBOR plus 2.50% to 2.75%, depending upon the Company’s leverage ratio, as defined by the Loan Agreement.

Other Note Payable

The Company has a note payable to Ford Motor Credit Company for $62,856 as of December 31, 2017.  This note is secured by a vehicle and payable in monthly installments.  The note was fully repaid in 2018 and, accordingly, is classified as a current liability.

Compliance

Both the Loan Agreement and the subordinated loan agreement require AUC Holdings to comply with certain financial covenants, including a maximum leverage ratio and a minimum debt service coverage ratio.  As of December 31, 2017, AUC Holdings was in compliance with those covenants.

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10: INCOME TAXES

The provision for income tax consisted of the following components:

December 31,	2017
Current:
Federal	$-
State	71,494
Deferred - federal	(357,237)

Total income tax benefit	$(285,743)

On December 22, 2017, the United States enacted tax reform legislation known as the H.R. 1, commonly referred to as the “Tax Cuts and Jobs Act” (“TCJ Act”), resulting in significant modifications to existing law. Among other changes, the TCJ Act permanently lowers the corporate federal income tax rate to 21% from the existing maximum rate of 35% effective for tax years beginning after December 31, 2017. As a result of the reduction of the corporate federal income tax rate, net deferred tax assets and liabilities were revalued as of December 31, 2017 and the Company recorded an income tax benefit of approximately $1.5 million  related to the TCJ Act in December 2017. The other provisions of the TCJ Act are not expected to have a material impact on the unaudited condensed consolidated financial statements.

The actual tax provision differs from the expected tax provision (computed at the U.S. corporate rate of 34% applied to income before income tax expense) as follows:

December 31,	2017
Computed “expected” tax benefit	$1,054,380
Change in income tax expense resulting from:
State income tax, net of federal benefit	47,186
Effect on deferred income taxes of a reduction in future effective tax rates	(1,550,548)
Adjustment of prior year estimated net operating loss carryforward	149,812
Other	13,427

Total income tax benefit	$(285,743)

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The net deferred income tax liability consisted of the following:

December 31,	2017
Basis differences related to:
Property and equipment	$(3,029,564)
Lease contracts	(1,356,146)
Service backlog	(23,700)
Tax goodwill of prior acquired businesses	1,334,766
Acquisition transaction costs	25,013
Deferred loan costs	22,212
Net operating loss	522,688

Net deferred tax liabilities	$(2,504,731)

At June 30, 2018, the Company has a tax net operating loss carryforward of approximately $2.1 million that is available to be carried forward to tax years ranging from 2036 to 2037.

NOTE 11:  MEMBERS’ EQUITY

The Company is authorized to issue 31,000,000 membership units in two classes – Common Units  (3,098 authorized units) and Preferred Units  (30,966,902 authorized units).  All Common Units and Preferred Units are issued and outstanding. Each unit has an initial value of $1.00.  In general, the Preferred Units are entitled  to a preferred return equal to 8% per annum of their capital investment, compounded quarterly.

Any payments required with respect to the Common Units or Preferred Units are generally subordinated in right and time of payment to all obligations associated with the Company’s borrowings or guarantee of borrowings, including but not limited to bonds, debentures, notes or credit agreements and as further defined in the Company’s Amended and Restated Articles of Incorporation

Distributions are made from available cash, as defined in the LLC Agreement.  All distributions, except for tax distributions, are at the discretion of the Board of Managers.  Tax distributions are made by the Board of Managers using commercially reasonable efforts.  Distributions are to be made in the following priority.

•	For required tax distributions;
•	For payment of preferred returns due to Preferred Unit holders;
•	To return capital contributions to Preferred Unit holders; and finally
•	To Common Unit holders.

Transfers of member units are normally restricted without prior written consent of the Board of Managers.  The LLC Agreement also contains provisions regarding co-sale and drag-along rights, as such are defined, as well as provisions governing member or Company rights of first refusal to acquire member units proposed to be transferred to third parties.

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12: RETIREMENT PLAN

The Company maintains a Simple IRA plan (the “Plan”). The Plan covers those employees who meet the eligibility requirements. Employer contributions are discretionary and are not to exceed, in total, 3% of the total compensation earned by the Plan participants for the year. For the year ended December 31, 2017, the Company contributed $64,663 to the Plan.

NOTE 13: RELATED PARTY TRANSACTIONS

During 2017,  the Company leased nine wastewater plants to an entity that is partially owned by a member.  The operating leases generated rental revenue of $429,725  as of December 31, 2017.  Additionally, the related entity has prepaid rent for $33,000 on these leases as of December 31, 2017, which is included in advance rent payments in the consolidated balance sheet.  As of December 31, 2017, the Company held lease deposits of $50,336 for the related party leases.

NOTE 14: CONCENTRATIONS

Financial instruments that subject the Company to concentrations of credit risk include cash and cash equivalents and receivables.  At various times during the year, the Company has bank deposits significantly in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits.  Management believes any credit risk is low due to the overall financial strength of the financial institution.

For the year ended December 31, 2017,  two customers, individually, accounted for 17% and 15% of the Company’s total revenue for services and contracts. Additionally, one customer accounted for approximately 15% of the total contracts receivable at December 31, 2017.

For the year ended December 31, 2017,  one vendor accounted for approximately 10% of the Company’s purchases and approximately 17% of the total accounts payable at December 31, 2017.

NOTE 15: COMMITMENTS

Operating Leases

The Company leases office space and a storage yard under non-cancelable operating leases that expire at various dates through April 2023. Rent expense totaled $173,386 for the year ended December 31, 2017.

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Future minimum lease commitments as of December 31, 2017 are as follows:

Years ending December 31,

2018	$178,556
2019	179,434
2020	180,085
2021	172,511
2022	74,845
Thereafter	25,112

$810,543

Employment and Non-Compete Agreements

The Company has employment agreements with two key employees expiring through October 2018. Under these agreements each of the key employees are to be employed and compensated in accordance with the terms set forth in each agreement.  Pursuant to separate non-compete agreements, these employees are restricted from certain activities as defined in the agreements for a minimum period of five years, or one year after employment terminates, if later.

NOTE 16:  BACKLOG

The following schedule summarizes changes in backlog on contracts during the year ended December 31, 2017.  Backlog represents the amount of revenue the Company expects to realize from uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun:

December 31,	2017

Balance, beginning of the year	$4,525,126
Add: new contracts and contract adjustments during the year	13,868,022
18,393,148
Less: services and contract revenue earned during the year	10,429,892

Balance, end of the year	$7,963,256

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AUC Acquisition Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 17: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the consolidated financial statements were initially available for issuance on May 3, 2018 and later on January 4, 2019.  No matters were identified affecting the consolidated financial statements or related disclosures that have not been disclosed below or elsewhere in these consolidated financial statements.

In November 2018, all of the issued and outstanding membership interests of AUC Acquisition were acquired by AquaVenture Holdings, Inc., a wholly-owned subsidiary of AquaVenture Holdings Limited (“AquaVenture”), pursuant to a membership interest purchase agreement.  The aggregate sales price was approximately $130 million, including $128 million cash and approximately 122 thousand ordinary shares of AquaVenture, or $2 million.  At the closing of the transaction, all existing term debt and notes payable of the Company were paid off.

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